UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2007

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Orthovita, Inc. (“Orthovita” or “the Company”) appointed Mr. Paul Touhey to its Board of Directors (the “Board”) effective March 27, 2007. The Board of Directors expanded its size from seven to eight members and Mr. Touhey’s appointment fills the vacancy created by this increase. Mr. Touhey will also serve as a member of the Compensation Committee of the Board commencing April 30, 2007.

Mr. Touhey, 49, has over twenty-five years of experience in the healthcare, medical device, diagnostics and biopharmaceutical industries. He is President, Chief Operating Officer and a member of the Board of Directors of Fujirebio Diagnostics, Inc., which is a subsidiary of Miraca Holdings, Inc., a healthcare holding company based in Tokyo, Japan principally engaged in laboratory testing services and in vitro diagnostic products. Prior to his appointment as President and Chief Operating Officer in 2003, Mr. Touhey served as Fujirebio Diagnostics’ Senior Vice President (1999-2003) and Vice President of Operations (1998-1999). Prior to joining Fujirebio Diagnostics, he served in various executive positions at Centocor, Inc., including Vice President of Centocor’s Diagnostics Division. Centocor, Inc. is a subsidiary of Johnson & Johnson.

Mr. Touhey is also a member of the Board of Directors of the Medical Device Manufacturers Association (MDMA), a position he has held since 1996. From 2000 to 2003, Mr. Touhey served as Chairman of the Board of MDMA.

Mr. Touhey holds a Bachelor’s Degree from Temple University and completed the Cornell University Executive Management Program.

In connection with Mr. Touhey’s appointment to the Board, Orthovita entered into an indemnification agreement with Mr. Touhey. The form of indemnification agreement entered into with Mr. Touhey has previously been filed as an Exhibit to Orthovita’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and is incorporated herein by reference. In addition, Orthovita granted Mr. Touhey options to purchase 25,000 shares of Orthovita’s common stock at $2.83 per share. These options are fully vested upon grant and expire on March 26, 2017.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated March 27, 2007, issued by Orthovita, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Albert J. Pavucek, Jr.
Albert J. Pavucek, Jr.
Chief Financial Officer

Dated: March 28, 2007